Exhibit 4.3

FEDERAL HOME LOAN MORTGAGE CORPORATION

GLOBAL DEBT FACILITY AGREEMENT

AGREEMENT, dated as of July 22, 2008, among the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and Holders of Debt Securities (each as hereinafter defined).

Whereas:

(a) Freddie Mac is a corporation duly organized and existing under and by virtue of the laws of the United States (Title III of the Emergency Home Finance Act of 1970, as amended (the “Freddie Mac Act”)) and has full corporate power and authority to enter into this Agreement and to undertake the obligations undertaken by it herein;

(b) Pursuant to Section 306(a) of the Freddie Mac Act, Freddie Mac is authorized, upon such terms and conditions as it may prescribe, to borrow, to pay interest or other return, and to issue notes, bonds or other obligations or securities; and

(c) To provide funds to permit Freddie Mac to engage in activities consistent with its statutory purposes, Freddie Mac has established a Global Debt Facility (the “Facility”) and authorized the issuance, from time to time, pursuant to this Agreement, of unsecured general obligations of Freddie Mac or, if so provided in the applicable Supplemental Agreement (as hereinafter defined), secured obligations or unsecured subordinated obligations of Freddie Mac (“Debt Securities”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed that the following terms and conditions of this Agreement (including, as to each issue of the Debt Securities, the applicable Supplemental Agreement) shall govern the Debt Securities and the rights and obligations of Freddie Mac and Holders with respect to the Debt Securities.

ARTICLE I

Definitions

Whenever used in this Agreement, the following words and phrases shall have the following meanings, unless the context otherwise requires.

Additional Debt Securities:  Debt Securities issued by Freddie Mac with the same terms (other than Issue Date, interest commencement date and issue price) and conditions as Debt Securities for which settlement has previously occurred so as to form a single series of Debt Securities as specified in the applicable Supplemental Agreement.

Agreement:  This Global Debt Facility Agreement dated as of July 22, 2008, as it may be amended or supplemented from time to time, and successors thereto pursuant to which Freddie Mac issues the Debt Securities.

Amortizing Debt Securities:  Debt Securities on which Freddie Mac makes periodic payments of principal during the terms of such Debt Securities as described in the related Supplemental Agreement.

Beneficial Owner:  The entity or individual that beneficially owns a Debt Security.

Bonds:  Callable or non-callable Debt Securities with maturities of more than ten years.

Book-Entry Rules:  The Department of Housing and Urban Development regulations (24 C.F.R. Part 81, Subpart H) applicable to Freddie Mac’s book-entry securities and such procedures as to which Freddie Mac and the FRBNY may agree.

Business Day:  (i) With respect to Fed Book-Entry Debt Securities, any day other than (a) a Saturday, (b) a Sunday, (c) a day on which the FRBNY is closed, (d) as to any Holder of a Fed Book-Entry Debt Security, a day on which the Federal Reserve Bank that maintains the Holder’s account is closed, or (e) a day on which Freddie Mac’s offices are closed; and (ii) with respect to Registered Debt Securities, any day other than (a) a Saturday, (b) a Sunday, (c) a day on which banking institutions are closed in (1) the City of New York or (2) if the Specified Payment Currency is other than U.S. dollars or euros, the Principal Financial Center of the country of such Specified Payment Currency, (d) if the Specified Payment Currency is euros, a day on which the TARGET system is not open for settlements, or a day on which payments in euros cannot be settled in the international interbank market as determined by the Global Agent, (e) for any required payment, a day on which banking institutions are closed in the place of payment, or (f) a day on which Freddie Mac’s offices are closed.

Calculation Agent:  Freddie Mac or a bank or broker-dealer designated by Freddie Mac in the applicable Supplemental Agreement as the entity responsible for determining the interest rate on a Variable Rate Debt Security.

Calculation Date:  In each year, each of those days in the calendar year that are specified in the applicable Supplemental Agreement as being the scheduled Interest Payment Dates regardless, for this purpose, of whether any such date is in fact an Interest Payment Date and, for the avoidance of doubt, a “Calculation Date” may occur prior to the Issue Date or after the last Principal Payment Date.

Callable Reference Notes:  U.S. dollar denominated, callable Reference Securities with maturities of more than one year.

Cap:  A maximum interest rate at which interest may accrue on a Variable Rate Debt Security during any Interest Reset Period.

Citibank — London:  Citibank, N.A., London office, the Global Agent for Registered Debt Securities.

Citigroup — Frankfurt:  Citigroup Global Markets Deutschland AG & Co. KGaA, the Registrar for Registered Debt Securities.

Clearstream, Luxembourg:  Clearstream Banking, societe anonyme, which holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants.

CMS Determination Date:  The second New York Banking Day preceding the applicable Reset Date.

CMS Rate:  The rate for U.S. dollar swap transactions for the applicable Index Currency and applicable Index Maturity, expressed as a percentage, as determined by the Calculation Agent in accordance with Section 2.07(i)(N).

CMT Determination Date:  The second New York Banking Day preceding the applicable Reset Date.

CMT Rate:  The weekly average yield, expressed as a per annum rate, on U.S. Treasury Securities, adjusted to a specified constant maturity, as determined by the Calculation Agent in accordance with Section 2.07(i)(M).

Code:  The Internal Revenue Code of 1986, as amended.

Common Depositary:  The common depositary for Euroclear, Clearstream, Luxembourg and/or any other applicable clearing system, which will hold Other Registered Debt Securities on behalf of Euroclear, Clearstream, Luxembourg and/or any such other applicable clearing system.

Currency Exchange Bank:  The currency exchange bank specified in the applicable Supplemental Agreement that will convert any amounts paid by Freddie Mac in a Specified Payment Currency on DTC Registered Debt Securities to U.S. Holders into U.S. dollars.

CUSIP Number:  A unique nine-character designation assigned to each Debt Security by the CUSIP Service Bureau and used to identify each issuance of Debt Securities on the records of the Federal Reserve Banks or DTC, as applicable.

Day Rate:  The arithmetic mean for each day in a Seven-Day Period as determined by the Calculation Agent in accordance with Section 2.07(i)(P)(2).

Debt Securities:  Unsecured subordinated or unsubordinated notes, bonds and other debt securities issued from time to time by Freddie Mac under the Facility.

Deleverage Factor:  A Multiplier of less than one by which an applicable Index is multiplied.

Depository:  DTC or any successor.

Deposits:  Deposits commencing on the applicable Reset Date.

Designated EURIBOR Reuters Page:  The display on Reuters Page 248 or any successor page or such other page (or any successor page) on that service or any successor service specified in the applicable Supplemental Agreement for the purpose of displaying rates for Deposits in euros.

Designated EUR-LIBOR Reuters Page:  The display on Reuters Page 3750 or any successor page or such other page (or any successor page) on that service or any successor service specified in the applicable Supplemental Agreement for the purpose of displaying rates for Deposits in euros.

Designated Reuters Page:  The display on Reuters Page 3750 (or where the Index Currency is Australian dollars, Swiss francs or Yen, Page 3740) or any successor page or such other page (or any successor page) on that service or any successor service specified in the applicable Supplemental Agreement for the purpose of displaying British Bankers’ Association interest settlement rates for Deposits in the Index Currency

Determination Date:  The date as of which the rate of interest applicable to an Interest Reset Period is determined.

Determination Period:  The period from, and including, one Calculation Date to, but excluding, the next Calculation Date.

DTC:  The Depository Trust Company, a limited-purpose trust company, which holds securities for DTC participants and facilitates the clearance and settlement of transactions between DTC participants through electronic book-entry changes in accounts of DTC participants.

DTC Registered Debt Securities:  Registered Debt Securities registered in the name of a nominee of DTC, which will clear and settle through the system operated by DTC.

EC:  The European Community.

EURIBOR:  The rate for Deposits in euros designated as such and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing such rates), as determined by the Calculation Agent in accordance with Section 2.07(i)(J) or as provided in the applicable Supplemental Agreement.

EURIBOR Determination Date:  The second TARGET Business Day preceding the applicable Reset Date, unless EURIBOR is determined in accordance with Section 2.07(i)(J)(3), in which case it means the applicable Reset Date.

EUR-LIBOR:  The daily average of the London interbank offered rates for Deposits in euros having the Index Maturity, as determined by the Calculation Agent in accordance with Section 2.07(i)(I) or as provided in the applicable Supplemental Agreement.

EUR-LIBOR Determination Date:  The second TARGET Business Day preceding the applicable Reset Date, unless EUR-LIBOR is determined in accordance with Section 2.07(i)(I)(3), in which case it means the applicable Reset Date.

Euroclear: Euroclear System, a depositary that holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment.

Euro Representative Amount:  A principal amount of not less than the equivalent of U.S. $1,000,000 in euros that, in the Calculation Agent’s sole judgment, is representative for a single transaction in the relevant market at the relevant time.

Euro-Zone:  The region consisting of member states of the European Union that adopt the single currency in accordance with the Treaty.

EMU:  European Monetary Union; the convergence of key features of the economies of certain participating European countries, including the adoption of a common monetary unit called the euro.

Facility:  The Global Debt Facility described in the Offering Circular dated July 22, 2008 under which Freddie Mac issues the Debt Securities.

Fed Book-Entry Debt Securities:  U.S. dollar denominated Debt Securities issued and maintained in book-entry form on the Fed Book-Entry System.

Fed Book-Entry System:  The book-entry system of the Federal Reserve Banks which provides book-entry holding and settlement for U.S. dollar denominated securities issued by the U.S. Government, certain of its agencies, instrumentalities, government-sponsored enterprises and international organizations of which the United States is a member.

Federal Funds Rate (Daily):  The rate determined by the Calculation Agent in accordance with Section 2.07(i)(O).

Federal Funds Rate (Daily) Determination Date:  The applicable Reset Date; provided, however, that if the Reset Date is not a Business Day, then the Federal Funds Rate (Daily) Determination Date means the Business Day immediately following the applicable Reset Date.

Federal Funds Rate (Weekly Average):  The rate determined by the Calculation Agent in accordance with Section 2.07(i)(P).

Federal Reserve Bank:  Each U.S. Federal Reserve Bank that maintains Debt Securities in book-entry form.

Federal Reserve Banks:  Collectively, the Federal Reserve Banks.

Fiscal Agency Agreement:  The Uniform Fiscal Agency Agreement between Freddie Mac and the FRBNY.

Fiscal Agent:  The FRBNY is fiscal agent for Fed Book-Entry Debt Securities.

Fixed Principal Repayment Amount:  An amount equal to 100% of the principal amount of a Debt Security, payable on the applicable Maturity Date or earlier date of redemption or repayment or a specified amount above or below such principal amount, as provided in the applicable Supplemental Agreement.

Fixed Rate Debt Securities:  Debt Securities that bear interest at a single fixed rate.

Fixed/Variable Rate Debt Securities:  Debt Securities that bear interest at a single fixed rate during one or more specified periods and at a variable rate determined by reference to one or more Indices, or otherwise, during one or more other periods. As to any such fixed rate period, the provisions of this Agreement relating to Fixed Rate Debt Securities shall apply, and, as to any such variable rate period, the provisions of this Agreement relating to Variable Rate Debt Securities shall apply.

Floor:  A minimum interest rate at which interest may accrue on a Debt Security during any Interest Reset Period.

Freddie Mac:  Federal Home Loan Mortgage Corporation, a stockholder-owned United States government-sponsored enterprise chartered pursuant to the Freddie Mac Act.

Freddie Mac Act:  Title III of the Emergency Home Finance Act of 1970, as amended, 12 U.S.C. § 1451-1459.

FRBNY:  The Federal Reserve Bank of New York.

Global Agency Agreement:  The agreement between Freddie Mac, the Global Agent and the Registrar.

Global Agent:  The entity selected by Freddie Mac to act as its fiscal, transfer and paying agent for Registered Debt Securities.

Holder:  In the case of Fed Book-Entry Debt Securities, the entity whose name appears on the book-entry records of a Federal Reserve Bank as Holder; in the case of Registered Debt Securities in global registered form, the depository, or its nominee, in whose name the Registered Debt Securities are registered on behalf of a related clearing system; and, in the case of Registered Debt Securities in definitive registered form, the person or entity in whose name such Debt Securities are registered in the Register.

H.15 (519): The weekly statistical release entitled “Statistical Release H.15 (519),” or any successor publication, published by the Board of Governors of the Federal Reserve System.

Holding Institutions:  Entities eligible to maintain book-entry accounts with a Federal Reserve Bank.

Index:  LIBOR, EUR-LIBOR, EURIBOR, Prime Rate, Treasury Rate, CMT Rate, CMS Rate, Federal Funds Rate (Daily), or Federal Funds (Weekly Average) or other specified interest rate, exchange rate or other index, as the case may be.

Index Currency:  The currency or currency unit specified in the applicable Supplemental Agreement with respect to which an Index will be calculated for a Variable Rate Debt Security; provided, however, that if euros are substituted for such currency or currency unit, the Index Currency will be euros and, with respect to LIBOR, the determination provisions for EUR-LIBOR will apply to such Debt Securities upon such substitution. If no such currency or currency unit is specified in the applicable Supplemental Agreement, the Index Currency will be U.S. dollars.

Index Maturity:  The period with respect to which an Index will be calculated for a Variable Rate Debt Security that is specified in the applicable Supplemental Agreement.

Interest Component:  Each future interest payment, or portion thereof, due on or prior to the Maturity Date, or if the Debt Security is subject to redemption or repayment prior to the Maturity Date, the first date on which such Debt Security is subject to redemption or repayment.

Interest Payment Date:  The date or dates on which interest on Debt Securities will be payable in arrears.

Interest Payment Period:  Unless otherwise provided in the applicable Supplemental Agreement, the period beginning on (and including) the Issue Date or the most recent Interest Payment Date, as the case may be, and ending on (but excluding) the earlier of the next Interest Payment Date or the Principal Payment Date.

Interest Reset Period:  The period beginning on the applicable Reset Date and ending on the calendar day preceding the next Reset Date.

Issue Date:  The date on which Freddie Mac wires an issue of Debt Securities to Holders or other date specified in the applicable Supplemental Agreement.

Leverage Factor:  A Multiplier of greater than one by which an applicable Index is multiplied.

LIBOR:  The daily average of the London interbank offered rates for Deposits in the Index Currency having the Index Maturity, as determined by the Calculation Agent in accordance with Section 2.07(i)(H) or as provided in the applicable Supplemental Agreement.

LIBOR Determination Date:  The second London Banking Day preceding the applicable Reset Date unless the Index Currency is Sterling, in which case it means the applicable Reset Date.

London Banking Day:  Any day on which commercial banks are open for business (including dealings in foreign exchange and deposits in the Index Currency) in London.

Maturity Date:  The date, one day or longer from the Issue Date, on which a Debt Security will mature unless redeemed or repaid prior thereto.

Multiplier:  A constant or variable number (which may be greater than or less than one) to be multiplied by the relevant Index for a Variable Rate Debt Security.

Non-U.S. Currency:  Specified Currency other than U.S. dollars.

Notes:  Callable or non-callable Debt Securities with maturities of more than one year.

New York Banking Day:  Any day other than (a) a Saturday, (b) a Sunday, (c) a day on which banking institutions in the City of New York are required or permitted by law or executive order to close, or (d) a day on which the FRBNY is closed.

Offering Circular:  The Freddie Mac Global Debt Facility Offering Circular dated July 22, 2008 (including any related Offering Circular Supplement) and successors thereto.

OID Determination Date:  The last day of the last accrual period ending prior to the date of the meeting of Holders (or, for consents not at a meeting, prior to a date established by Freddie Mac). The accrual period will be the same as the accrual period used by Freddie Mac to determine its deduction for accrued original issue discount under section 163 (e) of the Code.

Other Registered Debt Securities:  Registered Debt Securities that are not DTC Registered Debt Securities, that are deposited with a Common Depositary and that will clear and settle through the systems operated by Euroclear, Clearstream, Luxembourg and/or any such other applicable clearing system other than DTC.

Pricing Supplement:  A supplement to the Offering Circular that describes the specific terms, of, and provides pricing information and other information for, an issue of Debt Securities or which otherwise amends, modifies or supplements the terms of the Offering Circular.

Prime Rate:  The arithmetic mean of the U.S. dollar prime rates or base lending rates, as determined by the Calculation Agent in accordance with Section 2.07(i)(K).

Prime Rate Determination Date:  The New York Banking Day preceding the applicable Reset Date.

Principal Component:  The principal payment plus any interest payments that are either due after the date specified in, or are specified as ineligible for stripping in, the applicable Supplemental Agreement.

Principal Financial Center:  The capital city of the country of the Specified Payment Currency, or solely with respect to the calculation of LIBOR, the Index Currency, as the case may be, as specified in the applicable Supplemental Agreement except that with respect to U.S. dollars, Sterling, Yen, the euro and Swiss francs, the Principal Financial Center shall be the City of New York, London, Tokyo, Brussels and Zurich, respectively.

Principal Payment Date:  The Maturity Date, or the earlier date of redemption or repayment, if any (whether such redemption or repayment is in whole or in part).

Range Accrual Debt Securities:  Debt Securities on which no interest may accrue during periods when the applicable index is outside a specified range as described in the related Supplemental Agreement.

Record Date:  As to Registered Debt Securities, the fifteenth calendar day preceding an Interest Payment Date. Interest on a Registered Debt Security will be paid to the Holder of such Registered Debt Security as of the close of business on the Record Date.

Reference Bonds:  U.S. dollar denominated, non-callable Reference Securities with maturities of more than ten years.

Reference Notes:  U.S. dollar denominated, non-callable Reference Securities with maturities of more than one year.

Reference Securities:  Scheduled U.S. dollar denominated issues of Debt Securities in large principal amounts, which may be either Callable Reference Notes, Reference Bonds or Reference Notes.

Register:  A register of the Holders of Registered Debt Securities maintained by the Registrar.

Registered Debt Securities:  Debt Securities issued and maintained in global registered or definitive registered form on the books and records of the Registrar.

Registrar:  The entity selected by Freddie Mac to maintain the Register.

Reference Treasury Bill Auction:  The most recent auction of Treasury Bills prior to a given Reset Date.

Representative Amount:  A principal amount of not less than U.S. $1,000,000 (or, if the Index Currency is other than U.S. dollars, a principal amount not less than the equivalent in the Index Currency) that, in the Calculation Agent’s sole judgment, is representative for a single transaction in the relevant market at the relevant time.

Reset Date:  The date on which a new rate of interest on a Debt Security becomes effective.

Reuters US PRIME1 Page:  The display designated as page “USPRIME1”’ on Reuters, or any successor page or such other page (or any successor page) on that service or any successor service specified in the applicable Supplemental Agreement.

Reuters US/FEDRATES1 Page:  The display designated as page “US/FEDRATES1” on Reuters, or any successor page or such other page (or any successor page) on that service or any successor service specified in the applicable Supplemental Agreement.

Senior Obligations:  Unsecured general obligations of Freddie Mac having the same priority as all other unsecured and unsubordinated debt of Freddie Mac and ranking senior to any Subordinated Debt Securities. For any Subordinated Debt Securities offering, the Senior Obligations will be identified by category in the applicable Supplemental Agreement.

Seven-Day Period:  As defined in Section 2.07(i)(P)(1).

Singapore Stock Exchange:  The Singapore Exchange Securities Trading Limited.

Specified Currency:  The currency or currency unit in which a Debt Security may be denominated and in which payments of principal of and interest on a Debt Security may be made.

Specified Interest Currency:  The Specified Currency provided for the payment of interest on Debt Securities.

Specified Payment Currency:  The term to which the Specified Interest Currency and Specified Principal Currency are referred collectively.

Specified Principal Currency:  The Specified Currency provided for the payment of principal on Debt Securities.

Spread:  A constant or variable number to be added to or subtracted from the relevant Index for a Variable Rate Debt Security.

Step Debt Securities:  Debt Securities that bear interest at different fixed rates during different specified periods.

Sterling:  British pounds sterling.

Subordinated Debt Securities:  Unsecured subordinated obligations of Freddie Mac ranking junior to any Senior Obligations (as defined in the applicable Supplemental Agreement) and with such other terms, including, but not limited to, terms relating to payment priority or payment suspension, limitation or deferral (if any), as are set forth in the applicable Supplemental Agreement.

Supplemental Agreement:  An agreement which, as to the related issuance of Debt Securities, supplements the other provisions of this Agreement and identifies and establishes the particular offering of Debt Securities issued in respect thereof. A Supplemental Agreement may be documented by a supplement to this Agreement, a Pricing Supplement, a confirmation or a terms sheet. A Supplemental Agreement may, as to any particular issuance of Debt Securities, modify, amend or supplement the provisions of this Agreement in any respect whatsoever. A Supplemental Agreement shall be effective and binding as of its publication, whether or not executed by Freddie Mac.

TARGET:  The Trans-European Automated Real-Time Gross Settlement Express Transfer system.

TARGET Business Day:  A day on which the TARGET system is operating.

Targeted Registered Debt Securities:  Debt Securities “targeted to foreign markets” under U.S. Treasury regulations and offered or sold solely to persons outside the United States or its territories or possessions.

Treaty:  The treaty establishing the EC, as amended by the treaty on European Union.

Treasury Bills:  Direct obligations of the United States.

Treasury Department:  United States Department of the Treasury.

Treasury Rate:  The auction average rate for Treasury Bills, as determined by the Calculation Agent in accordance with Section 2.07(i)(L).

Variable Principal Repayment Amount:  The principal amount determined by reference to one or more Indices or otherwise, payable on the applicable Maturity Date or date of redemption or repayment of a Debt Security, as specified in the applicable Supplemental Agreement.

Variable Rate Debt Securities:  Debt Securities that bear interest at a variable rate, and reset periodically, determined by reference to one or more Indices or otherwise.

Yen:  Japanese yen.

Zero Coupon Debt Securities:  Debt Securities that do not bear interest and are issued at a discount to their principal amount.

ARTICLE II

Authorization; Certain Terms

Section 2.01. Authorization.

Debt Securities shall be issued by Freddie Mac in accordance with the authority vested in Freddie Mac by Section 306(a) of the Freddie Mac Act. The indebtedness represented by the Debt Securities shall be unsecured general obligations of Freddie Mac, or, if so provided in the applicable Supplemental Agreement, secured obligations or unsecured subordinated obligations of Freddie Mac. Debt Securities shall be offered from time to time by Freddie Mac in an unlimited amount and shall be known by the designation given them, and have the Maturity Dates stated, in the applicable Supplemental Agreement. Freddie Mac, in its discretion and at any time, may offer Additional Debt Securities having the same terms and conditions as Debt Securities previously offered. The Debt Securities may be issued as Reference Securities, which includes Callable Reference Notes, Reference Notes and Reference Bonds, or may be issued as any other Debt Securities, denominated in U.S. dollars or other currencies, with maturities of one day or longer and may be in the form of Notes or Bonds or otherwise. Issuances may consist of new issues of Debt Securities or reopenings of an existing issue of Debt Securities.

Section 2.02. Other Debt Securities Issued Hereunder.

Freddie Mac may from time to time create and issue Debt Securities hereunder which contain terms and conditions not specified in this Agreement. Such Debt Securities shall be governed by the applicable Supplemental Agreement and, to the extent that the terms of this Agreement are not inconsistent with Freddie Mac’s intent in creating and issuing such Debt Securities, by the terms of this Agreement. Such Debt Securities shall be secured obligations or unsecured subordinated obligations of Freddie Mac. If the Debt Securities are secured obligations of Freddie Mac, the provisions of Article V hereof shall apply to such Debt Securities, and if the Debt Securities are unsecured subordinated obligations of Freddie Mac, the provisions of Article VI hereof shall apply to such Debt Securities.

Section 2.03. Specified Currencies and Specified Payment Currencies.

(a) Each Debt Security shall be denominated and payable in such Specified Currency as determined by Freddie Mac. Fed Book-Entry Debt Securities will be denominated and payable in U.S. dollars only.

(b) Except under the circumstances provided in Section 2.03(c)(i) and (ii) and Article VI hereof, Freddie Mac shall make payments of any interest on Debt Securities in the Specified Interest Currency and shall make payments of the principal of Debt Securities in the Specified

Principal Currency. The Specified Currency for the payment of interest and principal with respect to any Debt Security shall be set forth in the applicable Supplemental Agreement.

(c) European Economic and Monetary Union and Unavailability

(i) European Economic and Monetary Union.  The Treaty contemplated that EMU would occur in three stages. On January 1, 1999 the third and final stage of the EMU commenced with the irrevocable fixing of the exchange rates of the currencies of the initial 11 participating member states for interbank transfers in a single currency, the “euro”. Complete replacement of member currencies was completed in 2002. As of the date of this Agreement, the participating member states in the EMU are Austria, Belgium, Cyprus, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, the Netherlands, Portugal, Slovenia and Spain.

(ii) Unavailability. Except as set forth below, if the principal of, premium, if any, or interest on, any Debt Security is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to Freddie Mac for making required payments due to the imposition of exchange controls, its replacement or disuse or other circumstances beyond the control of Freddie Mac, then Freddie Mac shall be entitled to satisfy its obligations to Holders of the Debt Securities by making such payments in U.S. dollars on the basis of the noon U.S. dollar buying rate in New York City for cable transfers for such Specified Currency published by the FRBNY on the date of such payment, or, if such currency exchange rate is not available on such date, as of the most recent prior practicable date. Notwithstanding the provisions of the preceding sentence, if euros have replaced such Specified Currency as described under Section 2.03(c)(i) above, Freddie Mac may, at its option (or shall, if so required by applicable law) without the consent of the Holders of such Debt Securities effect the payment of principal of, premium, if any, or interest on, any Debt Security denominated in such Specified Currency in euros in lieu of such Specified Currency, in conformity with legally applicable measures taken pursuant to, or by virtue of the Treaty or other applicable legal or regulatory requirements.

Section 2.04. Minimum Denominations.

The Debt Securities shall be issued and maintained in the minimum denominations of U.S. $1,000 and additional increments of U.S. $1,000 for U.S. dollar denominated Debt Securities, unless otherwise provided in the applicable Supplemental Agreement and as may be allowed or required from time to time by the relevant regulatory authority or any laws or regulations applicable to the relevant Specified Currency. In the case of Zero Coupon Debt Securities, denominations will be expressed in terms of the principal amount payable on the Maturity Date.

Section 2.05. Maturity.

(a) Each Debt Security shall mature on its Maturity Date, as provided in the applicable Supplemental Agreement, unless redeemed at the option of Freddie Mac or repaid at the option of the Holder prior thereto in accordance with the provisions described under Section 2.06. Debt Securities may be issued with minimum or maximum maturities or variable maturities allowed or required from time to time by the relevant regulatory or stock exchange authority or clearing systems or any laws or regulations applicable to the Specified Currency.

(b) The principal amount payable on the Maturity Date of a Debt Security shall be a Fixed Principal Repayment Amount or a Variable Principal Repayment Amount, in each case as provided in the applicable Supplemental Agreement.

Section 2.06. Optional Redemption and Optional Repayment.

(a) The Supplemental Agreement for any particular issue of Debt Securities shall provide whether such Debt Securities may be redeemed at Freddie Mac’s option or repayable at the Holder’s option, in whole or in part, prior to their Maturity Date. If so provided in the applicable Supplemental Agreement, an issue of Debt Securities shall be subject to redemption at the option of Freddie Mac, or repayable at the option of the Holders, in whole or in part, on one or more specified dates, at any time on or after a specified date, or during one or more specified periods of time. The redemption or repayment price for such Debt Securities (or such part of such Debt Securities as is redeemed or repaid) shall be an amount provided in, or determined in a manner provided in, the applicable Supplemental Agreement, together with accrued and unpaid interest to the date fixed for redemption or repayment.

(b) Unless otherwise provided in the applicable Supplemental Agreement, notice of optional redemption shall be given to Holders of the related Debt Securities not less than 5 Business Days nor more than 60 calendar days prior to the date of redemption in the manner provided in Section 9.07.

(c) In the case of a partial redemption of an issue of Fed Book-Entry Debt Securities by Freddie Mac, such Fed Book-Entry Debt Securities shall be redeemed pro rata. In the case of a partial redemption of an issue of Registered Debt Securities by Freddie Mac, one or more of such Registered Debt Securities shall be reduced by the Global Agent in the amount of such redemption, subject to the principal amount of such Registered Debt Securities after redemption remaining in an authorized denomination. The effect of any partial redemption of an issue of Registered Debt Securities on the Beneficial Owners of such Registered Debt Securities will depend on the procedures of the applicable clearing system and, if such Beneficial Owner is not a participant therein, on the procedures of the participant through which such Beneficial Owner owns its interest.

(d) If so provided in the applicable Supplemental Agreement, certain Debt Securities shall be repayable, in whole or in part, by Freddie Mac at the option of the relevant Holders thereof, on one or more specified dates, at any time on or after a specified date, or during one or more specified periods of time, upon terms and procedures provided in the applicable Supplemental Agreement. Unless otherwise provided in the applicable Supplemental Agreement, in the case of a Registered Debt Security, to exercise such option, the Holder shall deposit with the Global Agent (i) such Registered Debt Security; and (ii) a duly completed notice of optional repayment in the form obtainable from the Global Agent, in each case not more than the number of days nor less than the number of days specified in the applicable Supplemental Agreement prior to the date fixed for repayment. Unless otherwise specified in the applicable Supplemental Agreement, no such Registered Debt Security (or notice of repayment) so deposited may be withdrawn without the prior consent of Freddie Mac or the Global Agent. Unless otherwise provided in the applicable Supplemental Agreement, in the case of a Fed Book-Entry Debt Security, if the Beneficial Owner wishes to exercise such option, then the Beneficial Owner shall give notice thereof to Freddie Mac through the relevant Holding Institution as provided in the applicable Supplemental Agreement.

(e) The principal amount payable upon redemption or repayment of a Debt Security shall be a Fixed Principal Repayment Amount or a Variable Principal Repayment Amount, in each case as provided in the applicable Supplemental Agreement.

Section 2.07. Payment Terms of the Debt Securities.

(a) Debt Securities shall bear interest at one or more fixed rates or variable rates or may not bear interest. If so provided in the applicable Supplemental Agreement, Debt Securities may be separated by a Holder into one or more Interest Components and Principal Components. The Offering Circular or the applicable Supplemental Agreement for such Debt Securities shall specify the procedure for stripping such Debt Securities into such Interest and Principal Components.

(b) The applicable Supplemental Agreement shall specify the frequency with which interest, if any, is payable on the related Debt Securities. Interest on Debt Securities shall be payable in arrears on the Interest Payment Dates specified in the applicable Supplemental Agreement and on each Principal Payment Date.

(c) Each issue of interest-bearing Debt Securities shall bear interest during each Interest Payment Period. No interest on the principal of any Debt Security will accrue on or after the Principal Payment Date on which such principal is repaid.

(d) The determination by the Calculation Agent of the interest rate on, or any Index in relation to, a Variable Rate Debt Security and the determination of any payment on any Debt Security (or any interim calculation in the determination of any such interest rate, index or payment) shall, absent manifest error, be final and binding on all parties. If a principal or interest payment error occurs, Freddie Mac may correct it by adjusting payments to be made on later Interest Payment Dates or Principal Payment Dates (as appropriate) or in any other manner Freddie Mac considers appropriate. If the source of an Index changes in format, but the Calculation Agent determines that the Index source continues to disclose the information necessary to determine the related interest rate substantially as required, the Calculation Agent will amend the procedure for obtaining information from that source to reflect the changed format. All Index values used to determine principal or interest payments are subject to correction within 30 days from the applicable payment. The source of a corrected value must be the same source from which the original value was obtained. A correction might result in an adjustment on a later date to the amount paid to the Holder.

(e) Payments on Debt Securities shall be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a Specified Payment Currency other than U.S. dollars, to the nearest smallest transferable unit (with one-half cent or unit being rounded upwards).

(f) In the event that any jurisdiction imposes any withholding or other tax on any payment made by Freddie Mac (or our agent or any other person potentially required to withhold) with respect to a Debt Security, Freddie Mac (or our agent or such other person) will deduct the amount required to be withheld from such payment, and Freddie Mac (or our agent or such other person) will not be required to pay additional interest or other amounts, or redeem or repay the Debt Securities prior to maturity, as a result.

(g) Fixed Rate Debt Securities

Fixed Rate Debt Securities shall bear interest at a single fixed interest rate. The applicable Supplemental Agreement shall specify the fixed interest rate per annum on a Fixed

Rate Debt Security. Unless otherwise specified in the applicable Supplemental Agreement, interest on a Fixed Rate Debt Security shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(h) Step Debt Securities

Step Debt Securities shall bear interest from their Issue Date to a specified date at their initial fixed interest rate and from that date to their Maturity Date at one or more different fixed interest rates that shall be prescribed as of the Issue Date. A Step Debt Security will have one or more step periods. The applicable Supplemental Agreement shall specify the fixed interest rate per annum payable on Step Debt Securities for each related period from issuance to maturity. Unless otherwise specified in the applicable Supplemental Agreement, interest on a Step Debt Security shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(i) Variable Rate Debt Securities

(A) Variable Rate Debt Securities shall bear interest at a variable rate determined on the basis of a direct or an inverse relationship to one or more specified Indices or otherwise, (x) plus or minus a Spread, if any, or (y) multiplied by one or more Leverage or Deleverage Factors, if any, as specified in the applicable Supplemental Agreement. Variable Rate Debt Securities also may bear interest in any other manner described in the applicable Supplemental Agreement.

(B) Variable Rate Debt Securities may have a Cap and/or a Floor.

(C) The applicable Supplemental Agreement shall specify the accrual method (i.e., the day count convention) for calculating interest or any relevant accrual factor on the related Variable Rate Debt Securities. The accrual method may incorporate one or more of the following defined terms:

“Actual/360” shall mean that interest or any other relevant accrual factor shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

“Actual/365 (fixed)” shall mean that interest or any other relevant accrual factor shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, regardless of whether accrual or payment occurs during a calendar leap year.

“Actual/Actual” shall mean, unless otherwise indicated in the applicable Supplemental Agreement, that interest or any other relevant accrual factor shall be calculated on the basis of (x) the actual number of days elapsed in the Interest Payment Period divided by 365, or (y) if any portion of the Interest Payment Period falls in a calendar leap year, (A) the actual number of days in that portion divided by 366 plus (B) the actual number of days in the remaining portion divided by 365. If so indicated in the applicable Supplemental Agreement, “Actual/Actual” shall mean interest or any other relevant accrual factor shall be calculated in accordance with the definition of “Actual/Actual” adopted by the International Securities Market Association (“Actual/Actual (ISMA)”), which means a calculation on the basis of the following:

(1) where the number of days in the relevant Interest Payment Period is equal to or shorter than the Determination Period during which such Interest Payment Period ends, the number of days in such Interest Payment Period divided by the product of (A) the number of days in such Determination Period and (B) the number of Interest Payment Dates that would occur in one calendar year; or

(2) where the Interest Payment Period is longer than the Determination Period during which the Interest Payment Period ends, the sum of (A) the number of days in such Interest Payment Period falling in the Determination Period in which the Interest Payment Period begins divided by the product of (X) the number of days in such Determination Period and (Y) the number of Interest Payment Dates that would occur in one calendar year; and (B) the number of days in such Interest Payment Period falling in the next Determination Period divided by the product of (X) the number of days in such Determination Period and (Y) the number of Interest Payment Dates that would occur in one calendar year.

(D) The applicable Supplemental Agreement shall specify the frequency with which the rate of interest on the related Variable Rate Debt Securities shall reset. The applicable Supplemental Agreement also shall specify the Reset Date. If the interest rate will reset within an Interest Payment Period, then the interest rate in effect on the sixth Business Day preceding an Interest Payment Date will be the interest rate for the remainder of that Interest Payment Period and the first day of each Interest Payment Period also will be a Reset Date. Variable Rate Debt Securities may bear interest prior to the initial Reset Date at an initial interest rate, if any, specified in the applicable Supplemental Agreement. If so, then the first day of the first Interest Payment Period will not be a Reset Date. The rate of interest applicable to each Interest Reset Period shall be determined as provided below or in the applicable Supplemental Agreement.

Except for a Variable Rate Debt Security as to which the rate of interest thereon is determined by reference to LIBOR, EUR-LIBOR, EURIBOR, Prime Rate, Treasury Rate, CMT Rate, CMS Rate, Federal Funds Rate (Daily), or Federal Funds Rate (Weekly Average) or as otherwise set forth in the applicable Supplemental Agreement, the Determination Date for a Variable Rate Debt Security means the second Business Day preceding the Reset Date applicable to an Interest Reset Period.

(E) If the rate of interest on a Variable Rate Debt Security is subject to adjustment within an Interest Payment Period, accrued interest shall be calculated by multiplying the principal amount of such Variable Rate Debt Security by an accrued interest factor. Unless otherwise specified in the applicable Supplemental Agreement, this accrued interest factor shall be computed by adding the interest factor calculated for each Interest Reset Period in such Interest Payment Period and rounding the sum to nine decimal places. The interest factor for each such Interest Reset Period shall be computed by (1) multiplying the number of days in the Interest Reset Period by the interest rate (expressed as a decimal) applicable to such Interest Reset Period; and (2) dividing the product by the number of days in the year referred to in the accrual method specified in the applicable Supplemental Agreement.

(F) If and so long as an issue of Variable Rate Debt Securities is admitted for trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange and/or the Singapore Stock Exchange and such stock exchange or stock exchanges so require, the Calculation Agent shall cause the interest rate for the applicable Interest Reset Period and the amount of interest on the minimum denomination in respect of such issue that would accrue through the last day of such Interest Reset Period, as well as the last day of such Interest Reset Period, to be provided to such stock exchange or stock exchanges as soon as practicable, but in no event later than the applicable Reset Date.

(G) For each issue of Variable Rate Debt Securities, the Calculation Agent shall also cause the interest rate for the applicable Interest Reset Period and the amount of interest accrued on the minimum denomination specified for such issue to be made available to Holders as soon as practicable after its determination but in no event later than two Business Days thereafter. Such interest amounts so made available may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Reset Period.

(H) If the applicable Supplemental Agreement specifies LIBOR as the applicable Index for determining the rate of interest for the related Variable Rate Debt Security, the following provisions shall apply (unless otherwise specified in the applicable Supplemental Agreement):

“LIBOR” shall mean, with respect to any Reset Date (in the following order of priority):

(1) the rate (expressed as a percentage per annum) for Deposits in the Index Currency having the Index Maturity that appears on the Designated Reuters Page at 11:00 a.m. (London time) on such LIBOR Determination Date;

(2) if such rate does not so appear, the Calculation Agent shall request the principal London offices of four leading banks in the London interbank market selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide such banks’ offered quotations (expressed as a percentage per annum) to prime banks in the London interbank market for Deposits in the Index Currency having the Index Maturity at 11:00 a.m. (London time) on such LIBOR Determination Date and in a Representative Amount. If at least two quotations are provided, LIBOR shall be the arithmetic mean (if necessary rounded upwards) of such quotations;

(3) if fewer than two such quotations are provided as requested in clause (2) above, the Calculation Agent shall request four major banks in the applicable Principal Financial Center selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide such banks’ offered quotations (expressed as a percentage per annum) to leading European banks for a loan in the Index Currency for a period of time corresponding to the Index Maturity, commencing on such Reset Date, at approximately 11:00 a.m. in the Principal Financial Center on such LIBOR Determination Date and in a Representative Amount. If at least two such quotations are provided, LIBOR shall be the arithmetic mean (if necessary rounded upwards) of such quotations; and

(4) if fewer than two such quotations are provided as requested in clause (3) above, LIBOR shall be LIBOR determined with respect to the Reset Date immediately preceding such Reset Date or, in the case of the first Reset Date, shall be the rate for Deposits in the Index Currency having the Index Maturity at 11:00 a.m. (London time) on the most recent London Banking Day preceding the related LIBOR Determination Date for which such rate shall have been displayed on the Designated Reuters Page with respect to Deposits commencing on the second London Banking Day following such date (or, if the Index Currency is Sterling, commencing on such date).

(I) If the applicable Supplemental Agreement specifies EUR-LIBOR as the applicable Index for determining the rate of interest for the related Variable Rate Debt Security, the following provisions shall apply (unless otherwise specified in the applicable Supplemental Agreement):

“EUR-LIBOR” shall mean, with respect to any Reset Date (in the following order of priority):

(1) the rate (expressed as a percentage per annum) for Deposits in euros having the Index Maturity that appears on the Designated EUR-LIBOR Reuters Page at 11:00 a.m. (London time) on the related EUR-LIBOR Determination Date;

(2) if such rate does not so appear, the Calculation Agent shall request the principal London offices of four leading banks in the London interbank market selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide such banks’ offered quotations (expressed as a percentage per annum) to prime banks in the London interbank market for Deposits in euros having the Index Maturity at 11:00 a.m. (London time) on such EUR-LIBOR Determination Date and in a Euro Representative Amount. If at least two quotations are provided, EUR-LIBOR shall be the arithmetic mean (if necessary rounded upwards) of such quotations;

(3) if fewer than two such quotations are provided as requested in clause (2) above, the Calculation Agent shall request four major banks in London selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide such banks’ offered quotations (expressed as a percentage per annum) to leading European banks for a loan in euros for a period of time corresponding to the Index Maturity, commencing on such Reset Date, at approximately 11:00 a.m. (London time) on such EUR-LIBOR Determination Date and in a Euro Representative Amount. If at least two such quotations are provided, EUR-LIBOR shall be the arithmetic mean (if necessary rounded upwards) of such quotations; and

(4) if fewer than two such quotations are provided as requested in clause (3) above, EUR-LIBOR shall be EUR-LIBOR determined with respect to the Reset Date immediately preceding such Reset Date or, in the case of the first Reset Date, shall be the rate for Deposits in euros having the Index Maturity at 11:00 a.m. (London time) on the most recent TARGET Business Day preceding the related EUR-LIBOR Determination Date for which such rate shall have been displayed on the Designated EUR-LIBOR Reuters Page with respect to Deposits commencing on the second TARGET Business Day following such date.

(J) If the applicable Supplemental Agreement specifies EURIBOR as the applicable Index for determining the rate of interest for the related Variable Rate Debt Security, the following provisions shall apply (unless otherwise specified in the applicable Supplemental Statement):

“EURIBOR” shall mean, with respect to a Reset Date (in the following order of priority):

(1) the rate (expressed as a percentage per annum) for Deposits in euros having the Index Maturity that appears on the Designated EURIBOR Reuters Page at 11:00 a.m., Brussels time, on the relevant EURIBOR Determination Date;

(2) if such rate does not so appear, then the Calculation Agent will request the principal offices of four major banks in the Euro-Zone selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide such banks’ offered quotations (expressed as a percentage per annum) to prime banks in the Euro-Zone interbank market for Deposits in euros having the Index Maturity at 11:00 a.m. Brussels time on such EURIBOR Determination Date and in a Euro Representative Amount. If at least two quotations are provided, EURIBOR for that date will be the arithmetic mean (if necessary, rounded upwards) of the quotations; and

(3) If fewer than two such quotations are provided as requested, EURIBOR for that date will be the arithmetic mean (if necessary, rounded upwards) of the rates quoted by major banks in the Euro-Zone, selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent), at approximately 11:00 a.m., Brussels time, on the EURIBOR Determination Date for loans in euros to leading European banks for a period of time corresponding to the Index Maturity and in a Euro Representative Amount.

(K) If the applicable Supplemental Agreement specifies the Prime Rate as the applicable Index for determining the rate of interest for the related Variable Rate Debt Securities, the following provisions shall apply:

The “Prime Rate” means, with respect to any Reset Date (in the following order of priority):

(1) the arithmetic mean, determined by the Calculation Agent, of the rates (after eliminating certain rates, as described below in this clause (1)) that appear, at 11:00 a.m. on the Prime Rate Determination Date, on Reuters USPRIME1 Page as the U.S. dollar prime rate or base lending rate of each bank appearing on that page; provided, that at least three rates appear. In determining the arithmetic mean:

(i) if 20 or more rates appear, the highest five rates (or in the event of equality, five of the highest) and the lowest five rates (or in the event of equality, five of the lowest) will be eliminated,

(ii) if fewer than 20 but 10 or more rates appear, the highest two rates (or in the event of equality, two of the highest) and the lowest two rates (or in the event of equality, two of the lowest) will be eliminated, or

(iii) if fewer than 10 but five or more rates appear, the highest rate (or in the event of equality, one of the highest) and the lowest rate (or in the event of equality, one of the lowest) will be eliminated;

(2) if fewer than three rates so appear, then the Calculation Agent will request five major banks in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide a quotation of such banks’ U.S. dollar prime rates or base lending rates on the basis of the actual number of days in the year divided by 360 as of the close of business on the Prime Rate Determination Date. If at least three quotations are provided, then the Prime Rate will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or in the event of equality, one of the highest) and the lowest quotation (or in the event of equality, one of the lowest));

(3) if fewer than three quotations are so provided, the Calculation Agent will request five banks or trust companies organized and doing business under the laws of the United States or any state, each having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent), to provide a quotation of such banks’ or trust companies’ U.S. dollar prime rates or base lending rates on the basis of the actual number of days in the year divided by 360 as of the close of business on the Prime Rate Determination Date. In making such selection of five banks or trust companies, the Calculation Agent will include each bank, if any, that provided a quotation as requested in clause (3) above and exclude each bank that failed to provide a quotation as requested in clause (3). If at least three quotations are provided, then the Prime Rate will be the arithmetic mean determined by the Calculation Agent of the quotations obtained; and

(4) if fewer than three quotations are so provided, then the Prime Rate will be the Prime Rate determined for the immediately preceding Reset Date. If the applicable Reset Date is the first Reset Date, then the Prime Rate will be the rate calculated pursuant to clause (1) or (2) for the most recent New York Banking Day preceding the Reset Date for which at least three rates appeared at 11:00 a.m. on Reuters USPRIME1 Page.

(L) If the applicable Supplemental Agreement specifies the Treasury Rate as the applicable Index for determining the rate of interest for the related Variable Rate, the following provisions shall apply:

The “Treasury Rate” means, with respect to any Reset Date (in the following order of priority):

(1) the auction average rate for Treasury Bills having the Index Maturity obtained from the applicable Reference Treasury Bill Auction as announced by the Treasury Department in the form of a press release under the heading “Investment Rate” by 3:00 p.m. on such Reset Date;

(2) if such rate is not so announced, then the Treasury Rate will be the auction average rate for Treasury Bills having the Index Maturity obtained from the Reference Treasury Bill Auction as otherwise announced by the Treasury Department by 3:00 p.m. on the Reset Date as determined by the Calculation Agent;

(3) if such rate is not so announced, the Calculation Agent will request five leading primary United States government securities dealers in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide a quotation of such dealers’ secondary market bid yields, as of 3:00 p.m. on such Reset Date, for Treasury Bills with a remaining maturity closest to the Index Maturity (or, in the event that the remaining maturities are equally close, the longer remaining maturity). If at least three quotations are provided, then the Treasury Rate will be the arithmetic mean determined by the Calculation Agent of the quotations obtained; and

(4) if fewer than three quotations are so provided, the Treasury Rate will be the Treasury Rate for the immediately preceding Reset Date. If the applicable Reset Date is the first Reset Date, the Treasury Rate will be the auction average rate for Treasury Bills having the Index Maturity from the most recent auction of Treasury Bills prior to the Reset Date for which such rate was announced by the Treasury Department in the form of a press release under the heading “Investment Rate.”

The auction average rate for Treasury Bills and the secondary market bid yield for Treasury Bills will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable (or, if not so expressed, will be converted by the Calculation Agent to such a bond equivalent yield).

(M) If the applicable Supplemental Agreement specifies the CMT Rate as the applicable Index for determining the rate of interest for the related Variable Rate, the following provisions shall apply:

The “CMT Rate” means, with respect to any Reset Date (in the following order of priority):

(1) for any CMT Determination Date, the daily rate for the Index Maturity that appears on page “7051” on Reuters (or any other page that replaces the 7051 page on that service or any successor service) under the heading “...Treasury Constant Maturities. Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.”;

(2) if the applicable rate described in clause (1) is not displayed on Reuters page 7051 at 3:45 p.m., New York City time, on the CMT Determination Date, then the CMT Rate will be the Treasury constant maturity rate applicable for the Index Maturity as published in H.15 (519);

(3) if the CMT Rate is not determined pursuant to clause (1) and the applicable rate described in clause (2) does not appear in H.15 (519) at 3:45 p.m., New York City time, on the CMT Determination Date, then the CMT Rate will be the Treasury constant maturity rate, or other U.S. Treasury rate, applicable to an Index Maturity with reference to the CMT Determination Date, that:

• is published by the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury; and

• Freddie Mac has determined to be comparable to the applicable rate formerly displayed on Reuters page 7051 and published in H.15 (519);

(4) if the CMT Rate is not determined pursuant to clause (1) or (2) and the rate described in clause (3) above does not appear at 3:45 p.m., New York City time, on the CMT Determination Date, then the CMT Rate will be the yield to maturity of the arithmetic mean of the secondary market offered rates for U.S. Treasury securities with an original maturity longer than the Index Maturity and a remaining term to maturity closest to the Index Maturity, and in a Representative Amount, as of approximately 3:45 p.m., New York City time, on the CMT Determination Date, as quoted by three primary U.S. government securities dealers in New York City that Freddie Mac selects. In selecting these offered rates, Freddie Mac will request quotations from five primary dealers and will disregard the highest quotation or, if there is equality, one of the highest and the lowest quotation or, if there is equality, one of the lowest. If two U.S. Treasury securities with an original maturity longer than the Index Maturity have remaining terms to maturity that are equally close to the Index Maturity, Freddie Mac will obtain quotations for the U.S. Treasury security with the shorter remaining term to maturity;

(5) if the CMT Rate is not determined pursuant to clause (1), (2) or (3) and fewer than five but more than two primary dealers are quoting offered rates as described in clause (4), then the CMT Rate for the CMT Determination Date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

(6) if the CMT Rate is not determined pursuant to clause (1), (2), (3) or (4) and two or fewer primary dealers are quoting offered rates as described in clause (5), then the CMT Rate will be the yield to maturity of the arithmetic mean of the secondary market offered rates for U.S. Treasury securities having an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than one year, and in a Representative Amount, as of approximately 3:45 p.m., New York City time, on the CMT Determination Date, as quoted by three primary U.S. government securities dealers in New York City that Freddie Mac selects. In selecting these offered rates, Freddie Mac will request quotations from five primary dealers and will disregard the highest quotation, or, if there is equality, one of the highest and the lowest quotation or, if there is equality, one of the lowest; and

(7) if Freddie Mac is unable to obtain three quotations of the kind described in clause (6), the CMT Rate in effect for the new Interest Reset Period will be the CMT Rate in effect for the prior Interest Rate Period.

(N) If the applicable Supplemental Agreement specifies the CMS Rate as the applicable Index for determining the rate of interest for the related Variable Rate, the following provisions shall apply:

The “CMS Rate” means, with respect to any Reset Date:

(1) the most recent rate for U.S. dollar swap transactions for the applicable Index Currency and applicable Index Maturity, as specified in the applicable Supplemental Agreement for the Debt Securities, expressed as a percentage, which appears on the Reuters page “ISDAFIX1” (or such other page that may replace that page on that service or a successor service) at 11:00 a.m. (New York City Time) on the applicable CMS Determination Date;

(2) if the most recent CMS Rate as described in clause (1) above was first available prior to ten calendar days before the applicable CMS Determination Date, then the CMS Rate will be determined by the Calculation Agent on the basis of the mid-market semi-annual swap rate quotations provided by the five leading swaps dealers in the New York City interbank market (which may include Dealers and their affiliates), and for this purpose, “mid-market semi-annual swap rate” means the arithmetic mean of the bid and offered rate quotations for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating United States dollars denominated interest rate swap transaction with the applicable Index Currency and Index Maturity, as specified in the applicable Supplemental Agreement for the Debt Securities, commencing on the Reset Date for the relevant Interest Period, and for a relevant representative amount in the relevant market at the relevant time, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to USD-LIBOR-BBA (as defined in the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc.) with a designated maturity of three months. The Calculation Agent will request the principal New York City office of each of the five leading swaps dealers selected by the Calculation Agent to provide a quotation of its rate. If at least five quotations are provided, the rate for that CMS Determination Date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest);

(3) if two, three or four (and not five) of such swaps dealers are quoting as described in clause (2) above, then the CMS Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of such quotations will be eliminated; and

(4) if fewer than two rate quotations are provided, then the CMS Rate for the Reset Date will be the CMS Rate in effect on the preceding Reset Date.

(O) If the applicable Supplemental Agreement specifies the Federal Funds Rate (Daily) as the applicable Index for determining the rate of interest for the related Variable Rate, the following provisions shall apply:

The “Federal Funds Rate (Daily)” means, with respect to any Reset Date:

(1) the most recent rate that appears by 5:00 p.m. on the Federal Funds Rate (Daily) Determination Date on Reuters US/FEDRATES1 Page for the Business Day preceding the Federal Funds Rate (Daily) Determination Date;

(2) if the most recent rate specified in (1) above does not so appear, the Calculation Agent will request five leading brokers (which may include the related Dealers or their affiliates) of federal funds transactions in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) each to provide a quotation of the broker’s effective rate for transactions in overnight federal funds arranged by the broker settling on the Business Day preceding the Federal Funds Rate (Daily) Determination Date. If at least two quotations are provided, then the Federal Funds Rate (Daily) will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest));

(3) if fewer than two quotations are so provided, then the Calculation Agent will request five leading brokers (which may include the related Dealers or their affiliates) of federal funds transactions in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) each to provide a quotation of the broker’s rates for the last transaction in overnight federal funds arranged by the broker as of 11:00 a.m. on the Business Day preceding the Federal Funds Rate (Daily) Determination Date. If at least two quotations are provided, then the Federal Funds Rate (Daily) will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)); and

(4) if fewer than two quotations are so provided, then the Federal Funds Rate (Daily) as of such Federal Funds Rate (Daily) Determination Date will be the Federal Funds Rate (Daily) determined for the immediately preceding Reset Date. If the applicable Reset Date is the first Reset Date, then the Federal Funds Rate (Daily) will be the daily federal funds rate that appeared by 5:00 p.m. on the most recent Business Day preceding the Reset Date for which the rate was displayed on Reuters US/FEDRATES1 Page.

(P) If the applicable Supplemental Agreement specifies the Federal Funds Rate (Weekly Average) as the applicable Index for determining the rate of interest for the related Variable Rate, the following provisions shall apply:

The “Federal Funds Rate (Weekly Average)” means, with respect to any Reset Date:

(1) the most recent rate published in the latest H.15(519) available by 5:00 p.m. on the Reset Date, opposite the caption “Federal funds (effective)” and under the caption “Week Ending” for the Friday immediately preceding the Reset Date. (As described in the footnotes to the H.15(519), the rate shown for the week ending on a Friday preceding a Reset Date actually will be the rate for the week ending on (and including) the Wednesday preceding the Reset Date (the “Seven-Day Period”).);

(2) if a rate is not so published, then the Federal Funds Rate (Weekly Average) will be the arithmetic mean determined by the Calculation Agent of the rate, determined in the manner described in subclauses (y) and (z) below (as applicable), for each day in the Seven-Day Period (each a “Day Rate”); provided, that the Calculation Agent determines a Day Rate for each day in the Seven-Day Period;

(y) The Day Rate for a Business Day will be the rate that appears, by 5:00 p.m. on the Reset Date, on Reuters US/FEDRATES1 Page for that Business Day. If a rate for that Business Day does not appear on Reuters US/FEDRATES1 Page by 5:00 p.m. on the Reset Date, the Calculation Agent will request five leading brokers (which may include the related Dealers or their affiliates) of federal funds transactions in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) each to provide a quotation of the broker’s rate for the last transaction in overnight federal funds arranged by the broker as of 11:00 a.m. on that Business Day. If at least two quotations are provided, then the Day Rate will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)); and

(z) The Day Rate for a day other than a Business Day will be the rate for the preceding Business Day, whether or not the Business Day falls within the relevant Seven-Day Period, determined in accordance with the provisions of subclause (y) above; and

(3) if the Day Rate for each day in the Seven-Day Period is not so determined, then the Federal Funds Rate (Weekly Average) as of such Reset Date will be the Federal Funds Rate (Weekly Average) determined for the immediately preceding Reset Date. If the applicable Reset Date is the first Reset Date, then the Federal Funds Rate (Weekly Average) will be the rate published in the latest H.15(519)

available by 5:00 p.m. on the Reset Date, opposite the caption “Federal funds (effective)” and under the caption “Week Ending” for the Friday most recently preceding the Reset Date. The Federal Funds Rate (Weekly Average) as published in the H.15(519) is a weekly average, while the Federal Funds Rate (Weekly Average) as calculated under clause (2) is based on an average of daily rates.

(j) Fixed/Variable Rate Debt Securities

Fixed/Variable Rate Debt Securities shall bear interest at a single fixed rate for one or more specified periods and at a rate determined by reference to one or more Indices, or otherwise, for one or more other specified periods. Fixed/Variable Rate Debt Securities also may bear interest at a rate that Freddie Mac may elect to convert from a fixed rate to a variable rate or from a variable rate to a fixed rate, if so provided in the applicable Supplemental Agreement.

If Freddie Mac may convert the interest rate on a Fixed/Variable Rate Debt Security from a fixed rate to a variable rate, or from a variable rate to a fixed rate, accrued interest for each Interest Payment Period may be calculated using an accrued interest factor in the manner described in Section 2.07(i)(E).

(k) Zero Coupon Debt Securities

Zero Coupon Debt Securities shall not bear interest.

(l) Amortizing Debt Securities

Amortizing Debt Securities are those on which Freddie Mac makes periodic payments of principal during the terms of such Debt Securities as described in the related Supplemental Agreement.

(m) Debt Securities with Variable Principal Repayment Amounts

Variable Principal Repayment Amount Debt Securities are those on which the amount of principal payable is determined with reference to an index specified in the related Supplemental Agreement.

(n) Range Accrual Debt Securities

Range Accrual Debt Securities are those on which no interest may accrue during periods when the applicable index is outside a specified range as described in the related Supplemental Agreement.

Section 2.08. Business Day Convention.

Unless otherwise specified in the applicable Supplemental Agreement, in any case in which an Interest Payment Date or Principal Payment Date is not a Business Day, payment of any interest on or the principal of the Debt Securities shall not be made on such date but shall be made on the next Business Day with the same force and effect as if made on such Interest Payment Date or Principal Payment Date, as the case may be. Unless otherwise provided in the applicable Supplemental Agreement, no interest on such payment shall accrue for the period from and after such Interest Payment Date or Principal Payment Date, as the case may be, to the actual date of such payment.

Section 2.09. Subordinated Debt Securities.

If so provided in the applicable Supplemental Agreement, the indebtedness represented by the Subordinated Debt Securities and the payment of principal of and interest on such Subordinated Debt Securities will be subordinated to prior payment in full of all Senior Obligations of Freddie Mac, which are due and payable. Such Senior Obligations will be identified by category in the applicable Supplemental Agreement. In addition, there may be other terms applicable to specific offerings of Subordinated Debt Securities that would defer, limit or suspend Freddie Mac’s obligation to make any payment of principal of or interest on such Subordinated Debt Securities under certain specified conditions. Any such terms and conditions will be specified in the Supplemental Agreement.

Section 2.10. Targeted Registered Issues.

Any Debt Securities that are Targeted Registered Debt Securities shall be considered to be “targeted to foreign markets” as provided under U.S. Treasury regulations.

Section 2.11. Reopened Issues and Repurchases.

Freddie Mac reserves the right, in its discretion and at any time, to offer additional Debt Securities which have the same terms (other than Issue Date, interest commencement date and issue price) and conditions as Debt Securities for which settlement has previously occurred or been scheduled so as to form a single series of Debt Securities as specified in the applicable Supplemental Agreement.

Freddie Mac reserves the right, in its discretion and at any time, to purchase Debt Securities or otherwise acquire (either for cash or in exchange for securities) some or all of an issue of Debt Securities at any price or prices in the open market or otherwise. Such Debt Securities may be held, resold or canceled by Freddie Mac.

ARTICLE III

Form; Clearance and Settlement Procedures

Section 3.01. Form of Fed Book-Entry Debt Securities.

(a) General

Fed Book-Entry Debt Securities shall be issued and maintained only on the Fed Book-Entry System. Fed Book-Entry Debt Securities shall not be exchangeable for definitive Debt Securities. The Book-Entry Rules are applicable to Fed Book-Entry Debt Securities.

(b) Title

Fed Book-Entry Debt Securities shall be held of record only by Holding Institutions. Such entities whose names appear on the book-entry records of a Federal Reserve Bank as the entities to whose accounts Fed Book-Entry Debt Securities have been deposited shall be the Holders of such Fed Book-Entry Debt Securities. The rights of the Beneficial Owner of a Fed Book-Entry Debt Security with respect to Freddie Mac and the Federal Reserve Banks may be exercised only through the Holder of the Fed Book-Entry Debt Security. Freddie Mac and the Federal Reserve Banks shall have no direct obligation to a Beneficial Owner of a Fed Book-Entry Debt Security that is not also the Holder of the Fed Book-Entry Debt Security. The Federal Reserve Banks shall act only upon the instructions of the Holder in recording transfers of a Debt Security maintained on the Fed Book-Entry System. Freddie Mac and the Federal

Reserve Banks may treat the Holders as the absolute owners of Fed Book-Entry Debt Securities for the purpose of making payments in respect thereof and for all other purposes, whether or not such Fed Book-Entry Debt Securities shall be overdue and notwithstanding any notice to the contrary.

The Holders and each other financial intermediary holding such Fed Book-Entry Debt Securities directly or indirectly on behalf of the Beneficial Owners shall have the responsibility of remitting payments for the accounts of their customers. All payments on Fed Book-Entry Debt Securities shall be subject to any applicable law or regulation.

(c) Fiscal Agent

The FRBNY shall be the Fiscal Agent for Fed Book-Entry Debt Securities.

In acting under the Fiscal Agency Agreement, the FRBNY shall act solely as Fiscal Agent of Freddie Mac and does not assume any obligation or relationship of agency or trust for or with any Holder of a Fed Book-Entry Debt Security.

Section 3.02. Form of Registered Debt Securities.

(a) General

As specified in the applicable Supplemental Agreement, Registered Debt Securities shall be deposited with (i) a custodian for, and registered in the name of a nominee of, DTC, or (ii) a Common Depositary, and registered in the name of such Common Depositary or a nominee of such Common Depositary.

(b) Title

The person in whose name a Registered Debt Security is registered in the Register shall be the Holder of such Registered Debt Security. Beneficial interests in a Registered Debt Security shall be represented, and transfers thereof shall be effected, only through book-entry accounts of financial institutions acting on behalf of the Beneficial Owners of such Registered Debt Security, as a direct or indirect participant in the applicable clearing system for such Registered Debt Security.

Freddie Mac, the Global Agent and the Registrar may treat the Holders as the absolute owners of Registered Debt Securities for the purpose of making payments and for all other purposes, whether or not such Registered Debt Securities shall be overdue and notwithstanding any notice to the contrary. Owners of beneficial interests in a Registered Debt Security shall not be considered by Freddie Mac, the Global Agent or the Registrar as the owner or Holder of such Registered Debt Security and, except as provided in Section 4.02(a), shall not be entitled to have Debt Securities registered in their names and shall not receive or be entitled to receive definitive Debt Securities. Any Beneficial Owner shall rely on the procedures of the applicable clearing system and, if such Beneficial Owner is not a participant therein, on the procedures of the participant through which such Beneficial Owner holds its interest, to exercise any rights of a Holder of such Registered Debt Securities.

Payments by DTC participants to Beneficial Owners of DTC Registered Debt Securities held through DTC participants shall be the responsibility of such participants. Payments with respect to Other Registered Debt Securities held through Euroclear, Clearstream, Luxembourg or any other applicable clearing system shall be credited to Euroclear participants, Clearstream,

Luxembourg participants or participants of any other applicable clearing system in accordance with the relevant system’s rules and procedures.

(c) Global Agent

In acting under the Global Agency Agreement, the Global Agent acts solely as a fiscal agent of Freddie Mac and does not assume any obligation or relationship of agency or trust for or with any Holder of a Registered Debt Security, except that any moneys held by the Global Agent for payment on a Registered Debt Security shall be held in trust for the Holder as provided in the Global Agency Agreement.

(d) Registrar

In acting under the Global Agency Agreement, the Registrar does not assume any obligation or relationship of agency or trust for, or with, any Holder of a Registered Debt Security.

Section 3.03. Clearance and Settlement Procedures.

(a) General

Unless otherwise provided in the applicable Supplemental Agreement:

(i) Most Debt Securities denominated and payable in U.S. dollars and distributed within the United States shall clear and settle through the Fed Book-Entry System.

(ii) Most Debt Securities denominated and payable in U.S. dollars and distributed simultaneously within and outside of the United States, including all Reference Securities, shall clear and settle, within the United States, through the Fed Book-Entry System and, outside of the United States, through the systems operated by Euroclear, Clearstream, Luxembourg and/or any other designated clearing system.

(iii) Debt Securities denominated or payable in a Specified Currency other than U.S. dollars (and Debt Securities denominated and payable in U.S. dollars that are not cleared and settled in accordance with clauses (i) and (ii) above) and distributed solely within the United States shall clear and settle through the system operated by DTC.

(iv) Debt Securities denominated or payable in a Specified Currency other than U.S. dollars (and Debt Securities denominated and payable in U.S. dollars that are not cleared and settled in accordance with clauses (i) and (ii) above) and distributed simultaneously within and outside of the United States shall clear and settle through the systems operated by DTC, Euroclear, Clearstream, Luxembourg and/or any other designated clearing system.

(v) Debt Securities, irrespective of the Specified Currency in which such Debt Securities are denominated or payable, distributed solely outside of the United States shall clear and settle through the systems operated by Euroclear, Clearstream, Luxembourg and/or any other designated clearing system or, in certain cases, DTC.

(b) Primary Distribution

(i) General.  On initial issue, Debt Securities shall be credited through one or more of the systems specified below or any other system specified in the applicable Supplemental Agreement.

(ii) Federal Reserve Banks. Fed Book-Entry Debt Securities shall be issued and settled through the Fed-Book-Entry System in same-day funds and shall be held by designated Holding Institutions. After initial issue, all Fed Book-Entry Debt Securities shall continue to be held by such Holding Institutions in the Fed Book-Entry System unless arrangements are made for the transfer thereof to another Holding Institution. Fed Book-Entry Debt Securities shall not be exchangeable for definitive Debt Securities.

(iii) DTC. DTC participants acting on behalf of investors holding DTC Registered Debt Securities through DTC shall follow the delivery practices applicable to securities eligible for DTC’s Same-Day Funds Settlement System. DTC Registered Debt Securities shall be credited to DTC participants’ securities accounts following confirmation of receipt of payment to Freddie Mac on the relevant Issue Date.

(iv) Euroclear and Clearstream, Luxembourg. Investors holding Other Registered Debt Securities through Euroclear, Clearstream, Luxembourg or such other clearing system shall follow the settlement procedures applicable to conventional Eurobonds in registered form. Such Other Registered Debt Securities shall be credited to Euroclear, Clearstream, Luxembourg or such other clearing system participants’ securities accounts either on the relevant Issue Date or on the settlement day following the relevant Issue Date against payment in same-day funds (for value on the relevant Issue Date).

(c) Secondary Market Transfers

(i) Fed Book-Entry Debt Securities.  Transfers of Fed Book-Entry Debt Securities shall take place only in book-entry form on the Fed Book-Entry System. Such transfers shall occur between Holding Institutions in accordance with the rules of the Fed Book-Entry System.

(ii) Registered Debt Securities. Transfers of beneficial interests in Registered Debt Securities within the various systems that may be clearing and settling interests therein shall be made in accordance with the usual rules and operating procedures of the relevant system applicable to the Specified Currency in which such Registered Debt Securities are denominated or payable and the nature of the transfer.

(iii) Freddie Mac shall not bear responsibility for the performance by any system or the performance of the system’s respective direct or indirect participants or accountholders of the respective obligations of such participants or account holders under the rules and procedures governing such system’s operations.

ARTICLE IV

Payments, Exchange for Definitive Debt Securities

Section 4.01. Payments.

(a) Payments on Fed Book-Entry Debt Securities

Payments of principal of and any interest on Fed Book-Entry Debt Securities shall be made in U.S. dollars (except as otherwise provided in the applicable Supplemental Agreement) on the applicable payment dates to Holders thereof as of the end of the Business Day preceding each such payment date. Payments on Fed Book-Entry Debt Securities shall be made by credit of the payment amount to the Holders’ accounts at the relevant Federal Reserve Bank. All payments to or upon the order of a Holder shall be valid and effective to discharge the liability of Freddie Mac in respect of the related Fed Book-Entry Debt Securities.

(b) Payments on Registered Debt Securities

(i) Payments in respect of Registered Debt Securities shall be made to DTC, Euroclear, Clearstream, Luxembourg or any other applicable clearing system, or their respective nominees, as the case may be, as the Holders thereof. Except as provided in Section 2.03(c) and Article VII hereof, such payments shall be made in the Specified Payment Currency. All payments to or upon the order of the Holder of a Registered Debt Security shall be valid and effective to discharge the liability of Freddie Mac in respect of such Registered Debt Security. Ownership positions within each system shall be determined in accordance with the normal conventions observed by such system. Freddie Mac, the Global Agent and the Registrar shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Registered Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(ii) Interest on a Registered Debt Security shall be paid on the applicable Interest Payment Date. Such interest payment shall be made to the Holder of such Registered Debt Security as of the close of business on the related Record Date. The first payment of interest on any Registered Debt Security originally issued between a Record Date and the related Interest Payment Date shall be made on the Interest Payment Date following the next Record Date to the Holder on such next Record Date. The principal of each Registered Debt Security, together with accrued and unpaid interest thereon, shall be paid to the Holder thereof against presentation and surrender of such Registered Debt Security.

(iii) All payments on Registered Debt Securities are subject to any applicable law or regulation. If a payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, payments in respect of the related Registered Debt Securities shall be made at the office of any paying agent in the United States.

Section 4.02. Exchange for Definitive Debt Securities.

In the event that Freddie Mac issues definitive Debt Securities in exchange for Registered Debt Securities issued in global form, such definitive Debt Securities shall have terms identical to the Registered Debt Securities for which they were exchanged except as described below.

(a) Issuance of Definitive Debt Securities

Unless otherwise provided in the applicable Supplemental Agreement, beneficial interests in Registered Debt Securities issued in global form shall be subject to exchange for definitive Debt Securities only if such exchange is permitted by applicable law and (i) in the case of a DTC Registered Debt Security, DTC notifies Freddie Mac that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to such DTC Registered Debt Security, or ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934 (if so required), or is at any time no longer eligible to act as such, and in each case Freddie Mac is unable to locate a successor within 90 calendar days of receiving notice of such ineligibility on the part of DTC; (ii) in the case of any Other Registered Debt Security, if all of the systems through which it is cleared or settled are closed for business for a continuous period of 14 calendar days (other than by reason of holidays, statutory or otherwise) or are permanently closed for business or have announced an intention permanently to cease business and in any such situations Freddie Mac is unable to locate a single successor within 90 calendar days of such closure; (iii) a Holder has instituted a judicial proceeding in a court to enforce its rights under such Registered Debt Security and such Holder has been advised by counsel that in connection with such proceeding it is necessary for such Holder to obtain possession of definitive Debt Securities; (iv) Freddie Mac (at its discretion), upon the request of a Holder and at such Holder’s expense, elects to issue definitive Debt Securities; or (v) Freddie Mac (at its discretion) elects to issue definitive Debt Securities. In such circumstances, Freddie Mac shall cause sufficient definitive Debt Securities to be executed and delivered as soon as practicable (and in any event within 45 calendar days of Freddie Mac’s receiving notice of the occurrence of such circumstances) to the Global Agent or its agent for completion, authentication and delivery to the relevant registered holders of such definitive Debt Securities. A person having an interest in a DTC Registered Debt Security or Other Registered Debt Security issued in global form shall provide Freddie Mac or the Global Agent with a written order containing instructions and such other information as Freddie Mac or the Global Agent may require to complete, execute and deliver such definitive Debt Securities in authorized denominations.

(b) Title

The person in whose name a definitive Debt Security is registered in the Register shall be the “Holder” of such definitive Debt Security. Freddie Mac, the Global Agent and the Registrar may treat the Holders as the absolute owners of definitive Debt Securities for the purpose of making payments and for all other purposes, whether or not such definitive Debt Securities shall be overdue and notwithstanding any notice to the contrary.

(c) Payments

Interest on a definitive Debt Security shall be paid on the applicable Interest Payment Date. Such interest payments shall be made by check mailed to the Holder thereof at the close of business on the Record Date preceding such Interest Payment Date at such Holder’s address appearing in the Register. The principal of each definitive Debt Security, together with accrued and unpaid interest thereon, shall be due on the Principal Payment Date (subject to the right of the Holder thereof on the related Record Date to receive interest due on an Interest Payment Date that is on or prior to such Principal Payment Date) and shall be paid against presentation and surrender of such definitive Debt Security at the offices of the Global Agent or other paying agent. Payments on the Principal Payment Date shall be made by check provided at the appropriate office of the Global Agent or other paying agent or mailed by the Global Agent to the Holder of such definitive Debt Security. U.S. dollar checks shall be drawn on a bank in the United States. Checks in a Specified Payment Currency other than U.S. dollars shall be drawn on a bank office located outside the United States.

Notwithstanding the provisions described in the preceding paragraph relating to payments by check, the Holder of an aggregate principal amount of at least $10,000,000 of an issue of Debt Securities of which definitive Debt Securities form a part (or, in the case of a definitive Debt Security denominated in a Specified Currency other than U.S. dollars, the Specified Currency equivalent of at least $10,000,000) may elect to receive payments thereon by wire transfer of immediately available funds in the Specified Payment Currency to an account in such Specified

Payment Currency with a bank designated by such Holder that is acceptable to Freddie Mac; provided, that such bank has appropriate facilities therefor and accepts such transfer and such transfer is permitted by any applicable law or regulation and will not subject Freddie Mac to any liability, requirement or unacceptable charge. In order for such Holder to receive such payments, the relevant paying agent (including the Global Agent) must receive at its office from such Holder (i) in the case of payments on an Interest Payment Date, a written request therefor not later than the close of business on the related Record Date; or (ii) in the case of payments on the Principal Payment Date, a written request therefor not later than the close of business on the date 15 days prior to such Principal Payment Date and the related definitive Debt Security not later than two Business Days prior to such Principal Payment Date. Such written request must be delivered to the relevant paying agent (including the Global Agent) by mail, by hand delivery or by tested or authenticated telex. Any such request shall remain in effect until the relevant paying agent receives written notice to the contrary.

All payments on definitive Debt Securities shall be subject to any applicable law or regulation. If a payment outside the United States is illegal or effectively precluded by exchange controls or similar restrictions, payments in respect of the related definitive Debt Securities may be made at the office of any paying agent in the United States.

(d) Partial Redemption

Definitive Debt Securities subject to redemption in part by Freddie Mac shall be selected by the Global Agent by lot or in such other manner as the Global Agent deems fair and appropriate, subject to the requirement that the principal amount of each outstanding definitive Debt Security after such redemption is in an authorized denomination.

(e) Transfer and Exchange

Definitive Debt Securities shall be presented for registration of transfer or exchange (with the form of transfer included thereon properly endorsed, or accompanied by a written instrument of transfer, with such evidence of due authorization and guaranty of signature as may be required by the Registrar, duly executed) at the office of the Registrar or any other transfer agent upon payment of any taxes and other governmental charges and other amounts, but without payment of any service charge to the Registrar or such transfer agent for such transfer or exchange. A transfer or exchange shall not be effective unless, and until, recorded in the Register.

A transfer or exchange of a definitive Debt Security shall be effected upon satisfying the Registrar with regard to the documents and identity of the person making the request and subject to such reasonable regulations as Freddie Mac may from time to time agree with the Registrar. Such documents may include forms prescribed by U.S. tax authorities to establish the applicability of, or the exemption from, withholding or other taxes regarding the transferee Holder. Definitive Debt Securities may be transferred or exchanged in whole or in part only in the authorized denominations of the DTC Registered Debt Securities or Other Registered Debt Securities issued in global form for which they were exchanged. In the case of a transfer of a definitive Debt Security in part, a new definitive Debt Security in respect of the balance not transferred shall be issued to the transferor. In addition, replacement of mutilated, destroyed, stolen or lost definitive Debt Securities also is subject to the conditions discussed above with respect to transfers and exchanges generally. Each new definitive Debt Security to be issued upon transfer of such a definitive Debt Security, as well as the definitive Debt Security issued in respect of the balance not transferred, shall be mailed to such address as may be specified in the form or instrument of transfer at the risk of the Holder entitled thereto in accordance with the customary procedures of the Registrar.

ARTICLE V

Secured Debt Securities

If so provided in the applicable Supplemental Agreement, the indebtedness represented by certain Debt Securities shall be secured obligations of Freddie Mac. In such event, the description of the security interest and the terms of the grant of the security interest shall be set forth in the applicable Supplemental Agreement.

ARTICLE VI

Subordinated Debt Securities

If so provided in the applicable Supplemental Agreement, the indebtedness represented by the Subordinated Debt Securities and the payment of principal of and interest on such Subordinated Debt Securities will be subordinated to prior payment in full of all Senior Obligations of Freddie Mac that are due and payable. Such Senior Obligations will be identified by category in the applicable Supplemental Agreement. In addition, there may be other terms applicable to specific offerings of Subordinated Debt Securities that would defer, limit or suspend Freddie Mac’s obligation to make any payment of principal of or interest on such Subordinated Debt Securities under certain specified conditions. Any such terms and conditions will be specified in the Supplemental Agreement.

ARTICLE VII

Currency Conversions

Section 7.01. Currency Conversions for DTC Registered Debt Securities.

(a) In the case of DTC Registered Debt Securities whose Specified Payment Currency is other than U.S. dollars, the Currency Exchange Bank specified in the applicable Supplemental Agreement, for Holders of such DTC Registered Debt Securities, shall convert any amounts paid by Freddie Mac in such Specified Payment Currency into U.S. dollars, unless such Holders elect to receive payments in such Specified Payment Currency as hereinafter described. Freddie Mac shall have no responsibility for the conversion of the Specified Payment Currency for such DTC Registered Debt Securities into U.S. dollars.

(b) The U.S. dollar amount to be received by a Holder of a DTC Registered Debt Security in respect of which payments are to be converted from the Specified Payment Currency into U.S. dollars shall be determined by the Currency Exchange Bank in the morning of the day that would be considered the date for “spot” settlement of the Specified Payment Currency on the applicable payment date in accordance with market convention (generally two New York business days prior to such payment date) at the market rate determined by the Currency Exchange Bank to accomplish the conversion on such payment date of the aggregate amount of the Specified Payment Currency payable in respect of DTC Registered Debt Securities scheduled to receive payments converted into U.S. dollars. All currency exchange costs shall be borne by the Holders of such DTC Registered Debt Securities (and, accordingly, by the related Beneficial Owners) by deductions from such payments. In the event all or any portion of a Specified Payment Currency is not convertible into U.S. dollars, Holders of such DTC Registered Debt Securities shall receive payment in the Specified Payment Currency.

(c) A Holder of a DTC Registered Debt Security to be paid in a Specified Payment Currency other than U.S. dollars shall have the option to receive payments of the principal of and any interest on such DTC Registered Debt Security in the Specified Payment Currency by notifying DTC no later than the third New York business day after the related Record Date, in the case of payments on an Interest Payment Date, or the date 12 days prior to the Principal Payment Date, in the case of payments on the Principal Payment Date.

ARTICLE VIII

Events of Default and Remedies

Section 8.01. Events of Default.

(a) An Event of Default with respect to a specific issue of Debt Securities (other than Subordinated Debt Securities) shall consist of (i) any failure by Freddie Mac to pay to Holders of such Debt Securities any required payment that continues unremedied for 30 days; (ii) any failure by Freddie Mac to perform in any material respect any other covenant or agreement in this Agreement, which failure continues unremedied for 60 days after the giving of notice of such failure to Freddie Mac by the Holders of not less than 25% of the outstanding principal amount (or notional principal amount) of such Debt Securities; (iii) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Freddie Mac in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, or sequestrator (or other similar official) of Freddie Mac or for all or substantially all of its property, or order the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (iv) Freddie Mac shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, or sequestrator (or other similar official) of Freddie Mac or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due.

The appointment of a conservator (or other similar official) by a regulator having jurisdiction over Freddie Mac, whether or not Freddie Mac consents to such appointment, will not constitute an Event of Default. Any payment made in U.S. dollars or in euros as provided under Section 2.03(c)(i) shall not constitute an Event of Default.

(b) The Supplemental Agreement for any issue of Subordinated Debt Securities will specify the Events of Default that will apply to any such Subordinated Debt Securities.

(c) Any event associated with EMU (an “EMU Event”) shall not give rise to an Event of Default. An EMU Event may include, without limitation, each (and any combination) of (i) the fixing of exchange rates between the currency of a member state of the European Union and euros or between the currencies of member states of the European Union; (ii) the introduction of euros as lawful currency in a member state of the European Union; or (iii) the disappearance or replacement of a relevant rate option or other price source for the national currency of any member state of the European Union, or the failure of the agreed sponsor (or a successor sponsor) to publish or display a relevant rate, index, price, page or screen.

Section 8.02. Rights Upon Event of Default.

(a) As long as an Event of Default under this Agreement remains unremedied, Holders of not less than 50% of the outstanding principal amount (or notional principal amount) of an issue of Debt Securities to which such Event of Default relates may, by written notice to Freddie Mac, declare such Debt Securities due and payable and accelerate the maturity of such Debt Securities. Upon such acceleration, the principal amount of such Debt Securities and the interest accrued thereon shall be due and payable.

(b) No Holder has any right under this Agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise, or for the appointment of a receiver or trustee, or for any other remedy, unless (i) such Holder previously has given to Freddie Mac written notice of an Event of Default and of the continuance thereof; (ii) the Holders of not less than 50% of the outstanding principal amount (or notional principal amount) of an issue of Debt Securities to which such Event of Default relates have given written notice to Freddie Mac of such Event of Default; and (iii) such Event of Default continues uncured for a period of 60 days following such notice. No Holder of an issue of Debt Securities has any right in any manner whatsoever by virtue of or by availing itself of any provision of this Agreement to affect, disturb or prejudice the rights of any other such Holder, or to obtain or seek to obtain preference or priority over any other such Holder or to enforce any right under this Agreement, except in the manner provided in this Agreement and for the ratable and common benefit of all such Holders and except for the priority rights of Holders of Senior Obligations over the rights of Holders of Subordinated Debt Securities.

(c) Events of Default that apply to an issue of Senior Obligations may not be Events of Default for an issue of Subordinated Debt Securities. As a result, Holders of an issue of Subordinated Debt Securities may not have the same acceleration rights as Holders of other Debt Securities, as provided in the applicable Supplemental Agreement.

(d) Prior to or after the institution of any action or proceeding relating to an issue of Debt Securities, the Holders of not less than 50% of the outstanding principal amount (or notional principal amount) of such Debt Securities may waive an Event of Default, whether or not it has resulted in a declaration of an acceleration of the maturity of such Debt Securities, and may rescind and annul any previously declared acceleration.

(e) Whenever in this Agreement it is provided that the Holders of a specified percentage in outstanding principal amount (or notional principal amount) of an issue of Debt Securities may take any action (including the making of any demand or request, or the giving of any authorization, notice, consent or waiver), the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced by a writing, or any number of writings of similar tenor, executed by Holders in person, or by an agent or proxy appointed in writing.

ARTICLE IX

Miscellaneous Provisions

Section 9.01. Limitations on Liability of Freddie Mac and Others.

Neither Freddie Mac nor any of its directors, officers, employees or agents shall be under any liability to the Holders or Beneficial Owners for any action taken, or not taken, by them in good faith under this Agreement or for errors in judgment. This provision will not protect Freddie Mac or any other related person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence or by reason of reckless disregard of obligations and duties under this Agreement. Freddie Mac and such related persons shall have no liability of whatever nature for special, indirect or consequential damages, lost profits or business, or any other liability or claim (other than for direct damages), even if reasonably foreseeable or Freddie Mac has been advised of the possibility of such loss, damage, liability or claim.

In performing its responsibilities under this Agreement, Freddie Mac may employ agents or independent contractors. Except upon an Event of Default (as defined herein), Freddie Mac shall not be subject to the control of Holders in any manner in the discharge of its responsibilities pursuant to this Agreement.

Freddie Mac shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its responsibilities under this Agreement and which in its opinion may involve it in any expense or liability. However, Freddie Mac may in its discretion undertake any such legal action which it may deem necessary or desirable in the interests of the Holders. In such event, the legal expenses and costs of such action shall be expenses and costs of Freddie Mac.

Section 9.02. Binding Effect of this Agreement.

(a) By receiving and accepting a Debt Security, each Holder, financial intermediary and Beneficial Owner of such Debt Security unconditionally agrees, without any signature or further manifestation of assent, to be bound by the terms and conditions of this Agreement, as supplemented, modified or amended pursuant to its terms.

(b) This Agreement shall be binding upon and inure to the benefit of any successor to Freddie Mac.

Section 9.03. Replacement.

Any Registered Debt Security in definitive form that becomes mutilated, destroyed, stolen or lost shall be replaced by Freddie Mac at the expense of the Holder upon delivery to the Global Agent of evidence of the destruction, theft or loss thereof, and an indemnity satisfactory to Freddie Mac and the Global Agent. Upon the issuance of any substituted Registered Debt Security, Freddie Mac or the Global Agent may require the payment by the Holder of a sum sufficient to cover any taxes and expenses connected therewith.

Section 9.04. Conditions to Payment, Transfer or Exchange.

Freddie Mac, its agent or any other person potentially required to withhold with respect to payments on a Debt Security shall have the right to require a Holder of a Debt Security, as a condition to payment of principal of or interest on such Debt Security, or as a condition to transfer or exchange of such Debt Security, to present at such place as Freddie Mac, its agent or such other person shall designate a certificate in such form as Freddie Mac, its agent or such other person may from time to time prescribe, to enable Freddie Mac, its agent or such other person to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Freddie Mac, any Federal Reserve Bank, the Global Agent or such other person, as the case may be, may be required to deduct or withhold from payments in respect of such Debt Security under any present or future law of the United States or jurisdiction therein or any regulation or interpretation of any taxing authority thereof; and (ii) any reporting or other requirements under such laws, regulations or interpretations. Freddie Mac, its agent or such other person shall be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or other requirements on the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law, regulation or interpretation, and shall be entitled to act in accordance with such determination.

Section 9.05. Amendment.

(a) Freddie Mac may modify, amend or supplement this Agreement and the terms of an issue of Debt Securities, without the consent of the Holders or Beneficial Owners, (i) to cure any ambiguity, or to correct or supplement any defective provision or to make any other provision with respect to matters or questions arising under this Agreement or the terms of any Debt Security that are not inconsistent with any other provision of this Agreement or the Debt Security; (ii) to add to the covenants of Freddie Mac for the benefit of the Holders or surrender any right or power conferred upon Freddie Mac; (iii) to evidence the succession of another entity to Freddie Mac and its assumption of the covenants of Freddie Mac; (iv) to conform the terms of an issue of Debt Securities or cure any ambiguity or discrepancy resulting from any changes in the Book-Entry Rules or any regulation or document that are applicable to book-entry securities of Freddie Mac; (v) to increase the amount of an issue of Debt Securities as contemplated under Section 2.07; or (vi) in any other manner that Freddie Mac may determine and that will not adversely affect in any material respect the interests of Holders or Beneficial Owners at the time of such modification, amendment or supplement.

(b) In addition, either (i) with the written consent of the Holders of at least a majority of the aggregate then outstanding principal amount or notional principal amount of an issue of Debt Securities affected thereby, excluding any such Debt Securities owned by Freddie Mac; or (ii) by the adoption of a resolution at a meeting of Holders at which a quorum is present, by the Holders of at least a majority of the aggregate then outstanding principal amount or notional principal amount of an issue of Debt Securities represented at such meeting, excluding any such Debt Securities owned by Freddie Mac, Freddie Mac may from time to time and at any time modify, amend or supplement the terms of an issue of Debt Securities for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of such Debt Securities or modifying in any manner the rights of the Holders; provided, however, that no such modification, amendment or supplement may, without the written consent or affirmative vote of each Holder of a Debt Security; (A) change the Maturity Date or any Interest Payment Date of such Debt Security; (B) materially modify the redemption or repayment provisions, if any, relating to the redemption or repayment price of, or any redemption or repayment date or period for, such Debt Security; (C) reduce the principal amount of, delay the principal payment of, or materially modify the rate of interest or the calculation of the rate of interest on, such Debt Security; (D) in the case of Registered Debt Securities only, change the Specified Payment Currency of such Registered Debt Security; or (E) reduce the percentage of Holders whose consent or affirmative vote is necessary to modify, amend or supplement the terms of the relevant issue of Debt Securities. A quorum at any meeting of Holders called to adopt a resolution shall be Holders entitled to vote a majority of the then aggregate outstanding principal amount or notional principal amount of an issue of such Debt Securities called to such meeting and, at any reconvened meeting adjourned for lack of a quorum, 25% of the then aggregate outstanding principal amount or notional principal amount of such issue of Debt Securities, in both cases excluding any such Debt Securities owned by Freddie Mac. It shall not be necessary for the Holders to approve the particular form of any proposed amendment, but it shall be sufficient if such consent or resolution approves the substance of such change. If any modification, amendment or supplement of the terms of an issue of Debt Securities that have been separated into Interest and Principal Components requires the consent of Holders, only the Holders of the Principal Components will be entitled to give or withhold that consent. Holders of Interest Components will have no right to give or withhold such consent.

(c) The “principal amount,” for purposes of the preceding paragraph, for a Debt Security that is a Zero Coupon Debt Security or for a Debt Security issued at an “issue price” of 80% or less of its principal amount will be equal to (i) the issue price of such Debt Security; plus (ii) the original issue discount that has accrued from the Issue Date of such Debt Security to the OID Determination Date; minus (iii) any amount considered as part of the “stated redemption price at maturity” of such Debt Security that has been paid from the Issue Date of such Debt Security to the OID Determination Date.

The “principal amount,” for purposes of the second preceding paragraph, of a Debt Security whose Specified Principal Currency is other than U.S. dollars will be the U.S. dollar equivalent, determined on the Issue Date, of the principal amount (or, in the case of the Debt Securities referred to in the preceding paragraph, the amount determined in accordance with the provisions described in such preceding paragraph) of such Debt Security. The “principal amount” of a Debt Security with principal determined by reference to an Index will be described in the applicable Supplemental Agreement.

(d) Freddie Mac may establish a record date for the determination of Holders entitled to vote at any meeting of Holders of Debt Securities, to grant any consent in respect of Debt Securities and to notice with respect to any such meeting or consent.

(e) Any instrument given by or on behalf of any Holder of a Debt Security in connection with any consent to any such modification, amendment or supplement shall be irrevocable once given and shall be conclusive and binding on all subsequent Holders of such Debt Security or any Debt Security issued, directly or indirectly, in exchange or substitution therefor, irrespective of whether or not notation in regard thereto is made thereon. Any modification, amendment or supplement of this Agreement or of the terms of Debt Securities shall be conclusive and binding on all Holders of Debt Securities affected thereby, whether or not they have given such consent or were present at any meeting (unless by the terms of this Agreement a written consent or an affirmative vote of such Holders is required), and whether or not notation of such modification, amendment or supplement is made upon the Debt Securities.

Section 9.06. Securities Acquired by Freddie Mac.

Freddie Mac may, from time to time, repurchase or otherwise acquire (either for cash or in exchange for newly-issued Debt Securities) all or a portion of any issue of Debt Securities. Any Debt Securities owned by Freddie Mac shall have an equal and proportionate benefit under the provisions of this Agreement, without preference, priority or distinction as among such Debt Securities, except that in determining whether the Holders of the required percentage of the outstanding principal amount (or notional principal amount) of an issue of Debt Securities have given any required demand, authorization, notice, consent or waiver under this Agreement, any Debt Securities owned by Freddie Mac or any person directly or indirectly controlling or controlled by or under direct or indirect common control with Freddie Mac shall be disregarded and deemed not to be outstanding for the purpose of such determination.

Section 9.07. Notice.

(a) Any notice, demand or other communication which by any provision of this Agreement is required or permitted to be given to or served upon any Holder may be given or served in writing by deposit thereof, postage prepaid, in the mail, addressed to such Holder as such Holder’s name and address may appear in the records of Freddie Mac, a Federal Reserve Bank or the Registrar, as the case may be, or, in the case of a Holder of a Fed Book-Entry Debt Security, by transmission to such Holder through the communication system linking the Federal Reserve Banks. Such notice, demand or other communication to or upon any Holder shall be deemed to have been sufficiently given or made, for all purposes, upon mailing or transmission.

(b) If and so long as an issue of Debt Securities is admitted for trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices with respect to such issue of Debt Securities also shall be published in a newspaper of general circulation in Luxembourg or, if such publication is not practical, elsewhere in Europe. If and so long as an issue of Debt Securities is listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, notices with respect to such issue of Debt Securities shall be published in a newspaper of general circulation in Singapore or, if such publication is not practical, elsewhere in Asia. Notice by publication shall be deemed to have been given on the date of publication or, if published more than once, on the date of first publication.

(c) Any notice, demand or other communication which by any provision of this Agreement is required or permitted to be given to or served upon Freddie Mac shall be given in writing addressed (until another address is published by Freddie Mac) as follows: Federal Home Loan Mortgage Corporation, 8200 Jones Branch Drive, McLean, Virginia 22102 Attention: General Counsel and Secretary. Such notice, demand or other communication to or upon Freddie Mac shall be deemed to have been sufficiently given or made only upon actual receipt of the writing by Freddie Mac.

Section 9.08. Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE HOLDERS AND FREDDIE MAC WITH RESPECT TO THE DEBT SECURITIES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE UNITED STATES. INSOFAR AS THERE MAY BE NO APPLICABLE PRECEDENT, AND INSOFAR AS TO DO SO WOULD NOT FRUSTRATE THE PURPOSES OF THE FREDDIE MAC ACT OR ANY PROVISION OF THIS AGREEMENT OR THE TRANSACTIONS GOVERNED THEREBY, THE LAWS OF THE STATE OF NEW YORK SHALL BE DEEMED REFLECTIVE OF THE LAWS OF THE UNITED STATES.

Section 9.09. Headings.

The Article, Section and Subsection headings are for convenience only and shall not affect the construction of this Agreement.

FEDERAL HOME LOAN MORTGAGE CORPORATION